Exhibit (g)(2)
AMENDED AND RESTATED
EXPENSE LIMITATION AGREEMENT
Blue Owl Alternative Credit Fund
399 Park Avenue
New York, NY 10022
August 7, 2025
Blue Owl Alternative Credit Advisors II LLC
399 Park Avenue
New York, NY 10022
Ladies and Gentlemen:
Blue Owl Alternative Credit Advisors II LLC (the "Adviser") hereby agrees, from the date hereof until the date that is one year from the effective date of the Registration Statement of Blue Owl Alternative Credit Fund (the "Fund"), filed with the Securities and Exchange Commission (the "SEC") on August 7, 2025 (the "Limitation Period"), that the Adviser will waive fees that it would otherwise be paid, and/or to assume expenses (each, a "Waiver"), of the Fund if required to ensure that the Specified Expenses (as defined below) for each class of shares of the Fund (each, a "Class") does not exceed 0.50% of the average daily net assets of each respective Class on an annual basis (the "Expense Limitation"). Capitalized terms not defined herein shall have the meaning used in the Fund's Registration Statement, filed with the SEC on August 7, 2025.
"Specified Expenses," with respect to each Class, means all expenses incurred in the business of the Fund, including organizational and certain offering expenses, with the exception of: (i) the Management Fee, (ii) the Incentive Fee, (iii) any distribution and/or servicing fee, (iv) all fees and expenses of special purpose vehicles in which the Fund or its subsidiaries invests (including management fees, performance-based incentive fees, and administrative service fees), (v) fees payable to third parties in connection with the sourcing or identification of portfolio investments, (vi) brokerage costs, (vii) dividend/interest payments (including any dividend payments, interest expenses, commitment fees, or other expenses related to any leverage incurred by the Fund), (ix) transaction-related expenses associated with consummated and unconsummated transactions, including legal costs, sourcing fees, due diligence related fees, third party consultants, and brokerage commissions, associated with the acquisition, disposition and maintenance of investments, (x) acquired fund fees and expenses, (xi) taxes, (xii) litigation and (xiii) extraordinary expenses (as determined in the sole discretion of the Adviser).
With respect to each Class, the Fund agrees to repay to the (i) Adviser any fees waived under this Expense Limitation Agreement (the "Agreement") and/or (ii) Adviser, or an affiliate thereof, any expenses reimbursed in excess of the Expense Limitation for such Class, provided the repayments do not cause annual operating expenses for that Class to exceed the lesser of (i) the Expense Limitation in place at the time of the Waiver and (ii) the Expense Limitation in place at the time the Fund repays the Adviser or its affiliate. Any such repayments must be made within three years after the month in which a Waiver is made. This paragraph (including, for the avoidance of doubt, the Fund's repayment obligations) shall survive any termination of this Agreement.
This Agreement will be governed by, construed in accordance with, the laws of the State of Delaware and the applicable provisions of the Investment Company Act of 1940, as amended (the "1940 Act"), if any.

To the extent that the applicable laws of the State of Delaware, or any of the provisions herein, conflict with the applicable provisions of the 1940 Act, the latter shall control. Each of the parties irrevocably and unconditionally confirms and agrees that it is and shall continue to be (i) subject to the jurisdiction of the courts of the State of Delaware and of the federal courts sitting in the State of Delaware, and (ii) subject to service of process in the State of Delaware.
Any amendment to this Agreement shall be in writing signed by the parties hereto, and requires the approval of the Board of Trustees of the Fund (the "Board"), including a majority of the Trustees who are not "interested persons" (as defined in the 1940 Act) of the Fund (the "Independent Trustees"). This Agreement may not be terminated by the Adviser prior to the expiration of the Limitation Period. This Agreement supersedes any prior agreement with respect to the subject matter hereof.
The Adviser may extend the Limitation Period for a period of one year on an annual basis, subject to approval of the Board, including a majority of the Independent Trustees, after the initial term of this Agreement.
This Agreement may be executed in any number of separate counterparts, each of which shall be deemed an original, but the several counterparts shall together constitute but one and the same agreement of the parties hereto. If any one or more of the covenants, agreements, provisions or texts of this Agreement shall be held invalid, then such covenants, agreements, provisions or terms shall be deemed severable from the remaining covenants, agreements, provisions or terms of this Agreement and shall in no way affect the validity or enforceability of the other provisions of this Agreement.
This Agreement amends and restates that certain Expense Limitation Agreement, dated March 7, 2025, by and between the Fund and the Adviser, in full.
If you are in agreement with the foregoing, please sign the form of acceptance on the enclosed counterpart hereof and return the same to us.

Very truly yours,

Blue Owl Alternative Credit Fund

By:	/s/ Ivan Zinn
	Name:	Ivan Zinn
	Title:	Chief Executive Officer

The foregoing Agreement is hereby accepted as of August 7, 2025

Blue Owl Alternative Credit Advisors II LLC

By:	/s/ Neena Reddy
	Name:	Neena Reddy
	Title:	General Counsel and Secretary
2